Exhibit 99.1
For Immediate Release
VF UPDATES 4Q GUIDANCE AND COMMENTS ON 2009 OUTLOOK
•	Expect to report sixth consecutive year of record revenues and strong earnings in a challenging 2008 environment

•	Adjusting fourth quarter guidance to reflect actions to protect future profitability and the impact of weaker consumer spending

•	Expecting $100 million in savings in 2009 from cost reduction actions

•	Significant pension and foreign currency translation hurdles in 2009

•	Anticipate 2009 revenues to decline slightly versus 2008

•	Earnings to remain relatively stable despite pension and foreign currency hurdles
Note: Eric Wiseman, Chairman and Chief Executive Officer, will comment on the contents of this release in conjunction with a presentation to be made today at the 11th Annual ICR XChange Conference at 8:25 a.m. PST. The presentation will be simultaneously webcast and can be accessed via the VF website at http://www.vfc.com.
Greensboro, N.C. — January 14, 2009 — VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today provided an update on fourth quarter guidance and initial comments regarding 2009. Also announced were aggressive cost reduction actions designed to enable VF to successfully withstand a global recessionary environment in 2009.
2008 will mark VF’s sixth consecutive year of record revenues and another year of strong earnings. However, revenues and earnings in the fourth quarter were affected by the continued deceleration in consumer spending resulting from the global economic slowdown. As a result, fourth quarter revenues are now expected to decline approximately 2% from prior year levels, including a negative 2% impact from foreign currency translation.
Aggressive actions are being taken to address the uncertainty posed by current economic conditions and to protect our future profitability. Cost reduction actions have been initiated that should result in annualized savings of approximately $100 million, beginning in 2009. These actions will result in a charge to fourth quarter 2008 earnings of approximately $42 million, or $.30 per share. Excluding this charge, fourth quarter earnings are expected to range between $1.30 and $1.35 per share, a decline of 7 to 11% from the $1.46 per share reported in the fourth quarter of 2007. On a reported basis, including the charge, fourth quarter earnings should be $1.00 to $1.05 per share. For the full year 2008, revenues are expected to rise about 6%. Including the aforementioned $.30 charge, earnings per share are expected to be about flat compared with 2007 levels. Excluding the charge, earnings per share would be up approximately 5 to 6%.
“VF is well-positioned to weather this difficult environment due to our strong brands and our long history of disciplined financial and balance sheet management,” said Eric Wiseman, Chairman and Chief Executive Officer. “We have the flexibility to respond quickly to changing market conditions to protect our profitability and competitive position. We have built a resilient business model that provides us with tremendous diversity across product categories, channels of distribution and geographies. Most importantly, we have brands and businesses that are healthy and continue to have excellent prospects for long-term success.”

VF’s balance sheet and liquidity remain strong. Cash on the balance sheet at year-end should approximate $350 million and no long-term debt repayments are due until October 2010. In addition, $1.3 billion is available in lines of credit. 2008 should mark another year of strong cash flow from operations of approximately $650 million.
2009 Preliminary Guidance
The current environment presents us with two additional challenges that are not representative of VF’s fundamental business performance: an increase in pension expense levels and the impact of a stronger dollar in foreign currency translation compared with 2008. In 2009 we anticipate an increase in pension expense stemming from the sharp decline in global securities markets in 2008 of approximately $90 million, which is expected to negatively impact 2009 earnings by about $.50 per share. In addition, the impact of foreign currency translation is expected to reduce revenues by 2% from 2008 levels and negatively impact 2009 earnings by approximately $.20 per share.
Despite these challenges, earnings per share in 2009 are expected to be relatively stable compared with 2008 levels. Excluding the approximately $.70 per share combined impact from the above two items, earnings per share in 2009 should exceed our 10 to 11% long-term earnings growth target, as we benefit from the continued change in our mix of business and a lowered cost structure. Revenues in 2009 are expected to be down slightly, with a 2% negative impact from foreign currency translation compared with 2008. In addition, 2009 should be another year of strong cash generation, which is expected to exceed the $650 million currently anticipated for 2008.
Recognizing that the outlook for the global economy remains very uncertain, this guidance assumes no improvement — or further deterioration — in economic conditions. Guidance for both 2008 and 2009 is preliminary and subject to change.
“We are ready to face the challenges of 2009,” said Mr. Wiseman. “VF is known for its performance-driven culture and excellence in execution. We are driving initiatives and investing prudently to support long-term growth, expand margins and generate cash. We’ll approach our retail store opening and capital spending plans cautiously and conservatively while we continue to aggressively manage expenses. At the same time, our dividend remains a high priority for us in providing strong shareholder returns.”
Additional detail and commentary regarding our outlook for 2009 will be provided in our year-end earnings announcement, which will be released at the close of the market on Tuesday, February 10.
Cautionary Statement on Forward-looking Statements
Certain statements included in this release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer spending on apparel; disruption and volatility in the global capital and credit markets; general economic conditions and other factors affecting consumer confidence; VF’s reliance on a small number of large customers; the financial strength of VF’s customers; changing fashion trends and consumer demand; increasing pressure on margins; VF’s ability to implement its growth strategy; VF’s ability to grow its international and direct-to-consumer businesses; VF’s ability to successfully integrate and grow acquisitions; VF’s ability to maintain the strength and security of its information technology systems; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; maintenance by VF’s licensees and distributors of the value of VF’s brands; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the Securities and Exchange Commission, including VF’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
About VF
VF Corporation is a global leader in lifestyle apparel with a diverse portfolio of jeanswear, outdoor, imagewear, sportswear and contemporary apparel brands. Its principal brands include Wrangler®, Lee®, Riders®, The North Face®, Vans®, Reef®, Eagle Creek®, Eastpak®, JanSport®, Napapijri®, Nautica®, Kipling®, John Varvatos®, 7 For All Mankind®, lucy®, Majestic®, Lee Sport® and Red Kap®.
VF Corporation’s press releases, annual report and other information can be accessed through the Company’s home page, www.vfc.com.
###
Financial Community Contact:
Cindy Knoebel, CFA
VP, Financial & Corporate Communications
VF Services
(212) 841-7141
Media Inquiries:
Paul Mason
Director, Corporate Communications
(336) 424- 6192